Exhibit 21
List of Subsidiaries of Terreno Realty Corporation:

Name of Subsidiary	Jurisdiction of Organization or Incorporation

Terreno Realty LLC	Delaware
Terreno Fortune/Qume LLC	Delaware
Terreno Warm Springs I/II LLC	Delaware
Terreno 238 Lawrence LLC	Delaware
Terreno Rialto LLC	Delaware
Terreno Maltese LLC	Delaware
Terreno Middlebrook LLC	Delaware
Terreno Interstate LLC	Delaware
Terreno 299 Lawrence LLC	Delaware
Terreno Kent 188 LLC	Delaware
Terreno Ahern LLC	Delaware
Terreno 10th Avenue LLC	Delaware
Terreno 60th Avenue LLC	Delaware